Exhibit 99.1

Contacts:

Analysts/Investors:
Frank A. Carchedi — Chief Financial Officer
(301) 215-8276
fcarchedi@costar.com

Media:
Audra Capas — Vice President, Communications
(301) 280-7674
acapas@costar.com
CoStar Group, Inc. Year-Over-Year Listing Growth Rate and Listing Count Clarification
BETHESDA, MD — April 26, 2007 — CoStar Group, Inc. (NASDAQ: CSGP) reported earlier that its first quarter 2007 commercial property listing count was approximately 623,000, representing a 79% year-over-year increase. The listing count at the end of the first quarter of 2007 was actually higher at approximately 724,000, representing a 49% increase from the first quarter of 2006 to the first quarter of 2007.
CoStar also reported that, as of the first quarter of 2007, the company had approximately 209,000 for-sale listings. The number at the end of the first quarter of 2007 was actually higher at approximately 260,000 for-sale listings compared to approximately 143,000 listings at the end of the first quarter of 2006. This represents a first quarter of 2007 over first quarter of 2006 growth rate of approximately 82%.
The company also reported that, as of the first quarter of 2007, it had approximately 239,000 retail listings. The number at the end of the first quarter of 2007 was actually higher at approximately 294,000 retail listings compared to approximately 155,000 listings at the end of the first quarter of 2006. This represents a first quarter of 2007 over first quarter of 2006 growth rate of 90%.
Previously reported total and component listing counts and growth rates referred to above are for the year ended 2006 compared to the year ended 2005, rather than for the first quarter of 2007 compared to the first quarter of 2006.
About CoStar Group, Inc.
CoStar Group, Inc. (Nasdaq: CSGP) is the number one provider of information services to commercial real estate professionals in the United States as well as the United Kingdom. CoStar’s suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information on 66 U.S. markets as well as the United Kingdom and France. Headquartered in Bethesda, MD, the company has approximately 1,300 employees, including the largest professional research organization in the industry.

This news release includes “forward-looking statements” including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar’s filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-K for the year ended December 31, 2006, under the heading “Risk Factors.” All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.